Exhibit d(10)(d)
AMENDMENT NO. 3
TO
INVESTMENT SUB-ADVISORY AGREEMENT
     THIS AMENDMENT NO. 3 TO INVESTMENT SUB-ADVISORY AGREEMENT (the “Amendment”) is effective as of March 10, 2008, by and among THE VARIABLE ANNUITY LIFE INSURANCE COMPANY (“VALIC”) and A I M CAPITAL MANAGEMENT, INC. (the “Sub-Adviser”).
RECITALS
     WHEREAS, VALIC and VALIC Company I (“VC I”) entered into an Investment Advisory Agreement dated January 1, 2002, with respect to the Covered Funds reflected in Schedule A; and
     WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated December 20, 2004 (the “Agreement”) with respect to the Covered Funds; and
     WHEREAS, the parties wish to amend Schedule A to the Agreement to reflect the addition of the Small Cap Fund and Real Estate Fund as Covered Funds; and
     NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:
1.	Schedule A Amendment. Schedule A to the Agreement is hereby amended to reflect the addition of the Covered Funds set forth below. The revised Schedule A is also attached hereto.

Covered Fund	Fee
Small Cap Fund	0.55% on the first $250 million
0.50% on the next $250 million
0.45% on the next $500 million
0.40% over $1 billion

Real Estate Fund	0.45% on the first $250 million
0.40% on the next $250 million
0.35% over $500 million
Sub-Adviser shall manage a portion of the assets of the Small Cap Fund and the Real Estate Fund and shall be compensated on that portion as noted above.

2.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 3 as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY		A I M CAPITAL MANAGEMENT, INC.

By:	/s/ EVELYN M. CURRAN	By:	/s/ LYNN A. BERNARD, JR.

Name: Evelyn M. Curran		Name: Lynn A. Bernard, Jr.
Title: Senior Vice President		Title: Vice President

SCHEDULE A
Effective March 10, 2008
Annual Fee computed at the following annual rate, based on average daily net asset value for each month on that portion of the assets managed by Sub-Adviser, and payable monthly:

Covered Fund	Fee
International Growth I Fund	0.525% on the first $250million
0.50% on the next $250million
0.475% over $500 million

Large Capital Growth Fund	0.425% on the first $250 million
0.375% on the next $250 million
0.325% over $500 million

Real Estate Fund	0.45% on the first $250 million
0.40% on the next $250 million
0.35% over $500 million

Small Cap Fund	0.55% on the first $250 million
0.50% on the next $250 million
0.45% on the next $500 million
0.40% over $1 billion